Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

BEMA LICENSE AGREEMENT

This BEMA License Agreement (the “Agreement”) is made as of August 2, 2006 (the “Effective Date”) by and between Arius Two, Inc., a Delaware corporation with its principal office at 2501 Aerial Center Parkway, Suite 205, Morrisville, North Carolina 27560 USA (“Arius Two”), and Arius Pharmaceuticals, Inc., a Delaware corporation with a mailing address at 2501 Aerial Center Parkway, Suite 205, Morrisville, North Carolina 27560 USA (“Arius”). Arius Two and Arius are sometimes referred to collectively herein as the “Parties” or singly as a “Party.”

R E C I T A L S

WHEREAS, Arius Two wishes to grant to Arius, and Arius wishes to obtain from Arius Two, an exclusive license in all jurisdictions outside the United States, with rights to sublicense, under Arius Two’s BEMA Technology to develop, manufacture (or have manufactured), market, advertise, promote, distribute, offer for sale, sell, export, and import the Product on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

AGREEMENT

DEFINITIONS

Section 1.01 Definitions. The following terms as used in this Agreement shall have the meaning set forth below:

“Additional Product” means each additional Product to be sold in a Commercial Sale after the First Commercial Sale of the First Product and the Second Product.

“ADE” means any adverse event associated with the Product or the Demonstration Samples (including adverse drug experiences, as defined in Applicable Laws).

“Affiliate” means an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party. For the purposes of this definition, the term “owns” (including, with correlative meanings, the terms “owned by” and “under common ownership with”) as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Annual Net Sales” means the aggregate Net Sales in any calendar year.

“API” means an active pharmaceutical ingredient.

“Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of the Product in the Territory or the performance of either Party’s obligations under this Agreement including laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Product in the Territory, to the extent relevant, and including all cGMP or Good Clinical Practices standards or guidelines promulgated by Competent Authorities and including trade association guidelines, where applicable.

“BEMA” means Arius Two’s proprietary bioerodible, mucoadhesive multi-layer polymer film.

“BEMA Know-How” means all Know-How related to BEMA which is under the Control of Arius Two as of the Effective Date, or is created or acquired by, or under the Control of, Arius Two during the Term including, but not limited to, data and documentation of clinical trials, pharmacological, toxicological, clinical, assay, control, and manufacturing data, techniques, processes, methods, or systems, and any other information relating to BEMA, all as of the Effective Date and during the Term, which is not covered by the BEMA Patent Rights, but is or would be necessary or useful to develop, manufacture (or prepare for the manufacture of), or commercialize a Product.

“BEMA Patent Rights” means all Patent Rights in the Territory related to the patents and patent applications listed on Exhibit A, claiming BEMA or any Improvement, or which are necessary or appropriate to develop, manufacture and commercialize Products in the Territory, and that are under the Control of Arius Two as of the Effective Date or that come under Arius Two’s Control during the Term.

“BEMA Technology” means the BEMA Patent Rights and the BEMA Know-How.

“Books and Records” means, in whatever media, any and all books and records, reports and accounts and data in connection with or related to a Product, Competent Authorities, Applicable Laws or this Agreement. Books and Records shall also include any market research and competitive reports, marketing reports and data.

“CDC” shall mean CDC IV, LLC.

“CDC Agreement” shall mean that certain Clinical Development and License Agreement, dated July 14, 2005, among BioDelivery Sciences International, Inc., Arius and CDC, as amended.

“Combination Product” means a Product that is sold together with any other products and/or services within the Territory at a unit price, whether packaged together or separately with another pharmaceutical product or other device, equipment, instrumentation, or other components (other than solely containers or packaging exclusively for the Product).

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Commercial Sale” means the sale for use, consumption or resale of each Product in the Territory by Arius, its Affiliate, or its sublicensee. A sale to an Affiliate or a sublicensee shall not constitute a Commercial Sale unless the Affiliate or sublicensee is the end user of the Product.

“Commercially Reasonable Efforts” shall mean, except as otherwise explicitly set forth in this Agreement, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to products having comparable market potential within the relevant product lines of that Party and generally accepted practices in the pharmaceutical industry. “Comparable market potential” shall be fairly determined by a Party in good faith and without limitation may be based upon market size, price, competition, patent rights, product liability issues and general marketing parameters.

“Competent Authorities” means collectively the governmental entities in the Territory responsible for the regulation of medicinal products intended for human use.

“Confidential Information” means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the receiving Party, as evidenced by its written records maintained in the ordinary course of business, without knowledge of, and without the aid, application or use of, the disclosing Party’s Confidential Information; or

(e) is the subject of a written permission to disclose provided by the disclosing Party.

“Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

“CPI” means the Consumer Price Index for All Urban Consumers, All Items, U.S.A. Area, 1982-1984 = 100, as published by the Bureau of Labor Statistics, United States Department of Labor (U.S. City Average). If such index is discontinued, CPI shall then mean the most nearly comparable index published by the Bureau of Labor Statistics or other official agency of the United States government.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Demonstration Samples” means Units, absent their applicable active ingredient, used to demonstrate the manner in which the Product is prepared and used, and labeled “demonstration samples, for demonstration purposes only, not for human use.”

“Development Costs” means the directly allocable and documented out-of-pocket and internal costs of research and development (but not capital costs) incurred by Arius, or Arius Two at Arius’ written request, in conducting the Parties’ respective work under this Agreement.

“Fentanyl Product” means the first Product containing Fentanyl, used for the treatment of pain and sold in a Commercial Sale.

“First Commercial Sale” means the first Commercial Sale of each Product.

“First Product” means the first Product to be sold in a Commercial Sale.

“GAAP” means generally accepted accounting principles of the United States consistently applied on a basis consistent throughout the periods indicated and consistent with each other.

“Governmental Approval” means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations required by any Competent Authority as a prerequisite to the manufacturing, marketing or selling of the Product or the Units in the Territory.

“Improvements” means any and all developments, inventions or discoveries directly relating to the BEMA Technology developed or acquired by, or under the Control of, a Party at any time during the Term and shall include, but not be limited to, such developments intended to enhance the safety and/or efficacy of any Product.

“Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

“Marketing Authorization” means all necessary and appropriate regulatory approvals, including but not limited to, variations thereto, and Pricing and Reimbursement Approvals to put the Product on the market in a particular jurisdiction in the Territory.

“Marks” means “BEMA” or any additional trademarks owned by Arius Two with respect to the BEMA Technology, alone or accompanied by any logo or design and any non-English language equivalents in figure, sound or meaning, whether registered or not.

“Net Sales” means the gross amounts invoiced by Arius, its Affiliates or sublicensees for sales of the Product in the Territory by Arius, its Affiliates, or its sublicensees, as applicable, to a Third Party in a bona fide arm’s length transaction, less the following items: ***.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

A Product shall be considered sold when billed out or invoiced. Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP.

In the event Arius transfers Product to a Third Party in the Territory in a bona fide arm’s length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide arm’s length transaction, ***.

“Packaging” means any and all containers, cartons, shipping cases, inserts, package inserts or other similar material, including instructions for use, used in packaging or accompanying the Product.

“Patent Rights” means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

***

“Phase I” means the initial introduction of the Product as an investigational new drug into humans designed to determine the metabolism and pharmacologic actions of the Product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence on effectiveness, and also includes studies of drug metabolism, structure-activity relationships and mechanism of action in humans.

“Phase II” means a controlled clinical study conducted to evaluate dose and obtain preliminary data on the effectiveness of the Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the Product.

“Phase III” means an expanded controlled or uncontrolled clinical trial performed after preliminary evidence suggesting effectiveness of the Product has been obtained, in order to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for physician labeling.

“Phase IV” means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for or abuses of a Product, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after regulatory approval of a Product.

***

“Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which may or must be obtained before placing a Product on the market in a particular jurisdiction in the Territory.

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Prime Rate of Interest” means the prime rate of interest published from time to time in the Wall Street Journal as the prime rate; provided, however that if the Wall Street Journal does not publish the Prime Rate of Interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its Prime Rate, Base Rate, Reference Rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

“Product” means individually and collectively any product which, but for the licenses granted under this Agreement, would infringe one or more valid claims of the BEMA Patent Rights.

“Product Development” shall mean Arius’ use of commercially reasonable efforts to take, at its sole cost and expense or together with a strategic partner or sublicensee, all actions reasonably necessary in connection with the development of a Product including but not limited to (a) any formulation, chemistry, toxicology, or other research and development activities reasonably related to the development of a Product, (b) all preclinical and clinical studies, including Phase I, Phase II, Phase III, and/or, if and as appropriate, Phase IV studies, and (c) preparation, organization, and filing of regulatory documents.

“Product Recall” means any recall, market withdrawal, or correction of a Product from or in the Territory.

“Royalty” means the royalty to be paid by Arius to Arius Two as set forth in Article IV.

“Royalty Term” means on a Product-by-Product basis the period of time commencing on the First Commercial Sale of each Product in the Territory and ending on the expiration of the last to expire of the BEMA Patent Rights covering such Product in the Territory.

“Second Product” means the second Product to be sold in a Commercial Sale.

“Sublicense Revenue” means

(a) all license fees, sublicense fees, license option payments (whether in relation to the grant or exercise of any license option), milestone payments, and royalties on sales of the ***, the Marks and any other kinds of revenue whatsoever received (including value received in the form of securities) by Arius, and/or an Affiliate of Arius, in respect of the grant to Third Parties of sublicenses in the Territory ***, or the right to manufacture, sell or distribute, in the Territory, ***;

(b) any net manufacturing profits (defined as revenues from applicable manufacturing less fully-burdened manufacturing and supply costs) realized by Arius, and/or an Affiliate of Arius, on any supply, in the Territory, ***;

(c) research and development payments received by Arius, and/or any Affiliate of Arius, in connection with its performance under a development program for any Product in the Territory, where such payments are made other than for

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

reimbursement of costs and expenses incurred by Arius, and/or an Affiliate of Arius, at full-time equivalent rates equal to or below the following (as adjusted annually for percentage increases or decreases in CPI), with the amounts paid above such full-time equivalent rates considered Sublicense Revenue:

(i) $*** per hour for Vice President level employees and above;

(ii) $*** per hour for Director level employees;

(iii) $*** per hour for supervisor level employees;

(iv) $*** per hour for non-supervisor, laboratory, or regulatory associates;

(v) actual reasonable market expenses for non-Affiliate consultants.

(d) any amount in excess of fair market value paid by a subscriber for stock of Arius and/or its Affiliates as consideration for the grant of a sublicense in the Territory or right to manufacture, sell or distribute, in the Territory, *** (a “Premium Equity Payment”);

(i) where Arius or one of its Affiliates is publicly listed on a recognized stock exchange, the premium paid over the average closing price of such stock of Arius or its Affiliates, for the 30 trading day period immediately prior to any such subscription; or

(ii) where Arius, and/or an Affiliate of Arius, is not publicly listed on a recognized stock exchange, the premium paid over the fair market value of such stock as reasonably determined by the board of directors of Arius, and/or an Affiliate of Arius, in good faith and certified in a resolution of such board taking into account ***.

If Arius Two disagrees with ***, and provides written notice thereof to Arius, then the Parties shall attempt to agree on such value in good faith without the use of appraisers. If the Parties are unable to so agree within the 21 days immediately following the giving of such written notice, then each Party shall select an independent, neutral appraiser experienced in the business of evaluating or appraising the market value of stock. The two appraisers so selected (the “Initial Appraisers”) shall appraise the value of the shares purchased by the sublicensee or partner as of the date of such purchase. ***.

Notwithstanding the foregoing, Third Party Royalties for a particular Product shall be deducted from Sublicense Revenue for such Product for purposes of calculating the amount due Arius Two pursuant to Section 4.02, provided, however, that in no event shall the total deduction of Third Party Royalties in any calendar quarter exceed ***% of Sublicense Revenue as computed without such deductions.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

“Territory” means all countries and jurisdictions outside the United States (as defined below).

“Third Party” means any entity other than: (a) Arius Two, (b) Arius or (c) an Affiliate of Arius Two or Arius.

“Third Party Royalties” means royalties paid by Arius to a Third Party for a particular Product on a Product-by-Product basis (other than an Affiliate of Arius) in respect of a third-party patent or patent application to which Arius is required to obtain a license (and, in the absence of such license, would be infringed by the practice of BEMA Technology as determined as set forth in Section 4.01(d)) for such Product, provided that any royalties required to practice BEMA Technology with respect to a specific API, as opposed to BEMA Technology generally, or a technology not related to BEMA, shall not be deemed Third Party Royalties hereunder.

“Unit” means the Product and its Packaging. The Packaging may be changed or reformulated by Arius from time to time and the term “Unit” shall refer to the Product in such changed or reformulated package.

“United States” means the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

Section 1.02 Defined Terms. Each of the following terms is defined in the Section set forth opposite such term below:

Agreement	Preamble
Arius	Preamble
Arius Two	Preamble
Audited Party	Section 14.12
Calculation Error	Section 14.12
Clinical Documentation	Section 2.02(a)
Competing Product	Section 11.10(a)
Disputed Amount	Section 13.03(c)
Effective Date	Preamble
Financing	Section 3.01
Force Majeure	Section 14.03
Improving Party	Section 3.03(a)
Indemnitee	Section 10.03
Indemnitor	Section 10.03
Initiating Group	Section 14.01
License	Section 3.01
Loss	Section 10.01
Minimum Royalties	Section 4.04
MRP	Section 3.01(e)
Other Group	Section 14.01
Parties	Preamble
Party	Preamble
Requesting Party	Section 14.12
Results	Section 2.02(a)
Royalty Statement	Section 4.07(a)
Term	Section 13.01
Third Party Claim	Section 7.04

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treatment are being requested are denoted with “***”.

Section 1.03 Interpretation. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (a) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (b) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) “including” shall mean “including, without limitation”; (d) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date); (e) references to “$” or “dollars” shall mean the lawful currency of the United States; (f) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (g) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (h) references to “days” shall mean calendar days; (i) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); and (j) days, business days and times of day shall be determined by reference to local time in Denver, Colorado.

ARTICLE II

DEVELOPMENT

Section 2.01 Arius Obligations

(a) Arius shall use Commercially Reasonable Efforts to pursue Product Development for the Fentanyl Product. Notwithstanding the exclusivity provisions of Sections 3.01(a) and 3.02, if Arius fails to perform in accordance with the covenant contained in this Section 2.01(a), the rights granted to Arius with respect to the Mark and the License (as defined below) will become nonexclusive, effective *** following written notice to Arius from Arius Two, and Arius Two may, effective *** following written notice to Arius, terminate the rights granted to Arius with respect to the Mark and the License, for all applications of the Fentanyl Product involving the treatment of pain, which remedy shall be in addition to all other remedies Arius Two may have at law or in equity. Arius Two shall (i) provide CDC with a copy of such notice simultaneously with the provision of such notice to Arius and (ii) notwithstanding the lapse of thirty (30) days subsequent to the notice provided to Arius, provide CDC an opportunity to remedy such failure to perform within *** of the expiration of the thirty (30) day notice to Arius. No remedy available to Arius Two under Section 2.01(a) shall be effective prior to the lapse of such ninety (90) day grace period granted to CDC. If CDC or Arius cures any failure by Arius to perform in accordance with the covenant contained in Section 2.01(a), such performance shall be deemed a cure of the failure by Arius to perform.

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treatment are being requested are denoted with “***”.

(b) Arius shall provide Arius Two with written reports regarding the status and progress of the clinical development of the Fentanyl Product at least once per quarter until such time as the Fentanyl Product is approved by the Competent Authorities in any one country of ***, which reports shall be delivered no later than *** following the end of the applicable quarter.

(c) Arius shall maintain Books and Records in connection with its Product Development for the Fentanyl Product in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals, and shall properly reflect all work done and results achieved by Arius in the performance of Product Development for the Fentanyl Product in such Books and Records. Arius Two has the right to audit and inspect the materials in such Books and Records pursuant to Section 14.12 for the sole purposes of verifying Arius’ compliance with its obligations under Section 2.01(a), and Arius shall promptly provide copies of such Books and Records to Arius Two upon request.

Section 2.02 Arius Two Obligations.

(a) Arius Two shall, at Arius’ cost and expense, assist Arius in any reasonable manner with respect to Government Approvals, as shall be reasonably requested by Arius as necessary to enable Arius to manufacture, sell, use, offer for sale, distribute, and market Products in the Territory under this Agreement, including but not limited to the assignment to Arius of any Government Approvals in the Territory and provision and/or obtaining of appropriate correspondence, clearance or transfer letters, or any other form of authorization, license, permit, or the like from regulatory authorities with respect to Government Approvals in the Territory. The costs and expenses incurred by Arius Two under the preceding sentence shall be reimbursed to Arius Two by Arius as provided in Section 2.05. Arius shall have the right to make amendments to the Government Approvals in the Territory, make additional applications thereunder, conduct such studies, or undertake any and all such actions as are necessary in order to maintain and apply for any marketing or product approvals, licenses, registrations or authorizations in the Territory with respect to Products. Upon Arius Two’s written request, Arius shall provide Arius Two with copies of any such documents that relate to the Fentanyl Product, including without limitation all amendments to the relevant Governmental Approvals in Territory, any additional applications, and the results of any such studies.

Section 2.03 INTENTIONALLY OMITTED.

Section 2.04 Regulatory and Clinical Documentation.

(a) Subject to Sections 2.01, 3.01, 3.03 and 13.05, Arius will own or retain access to all documentation, including all notes, summaries and analyses related thereto, developed in connection with such clinical trials and regulatory submissions (the “Clinical Documentation”) and the results of such clinical testing (the “Results“); provided that Arius shall provide Arius Two with copies of all such Clinical Documentation and Results that relate to the Fentanyl Product in the Territory upon reasonable advance request.

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treatment are being requested are denoted with “***”.

(b) Arius shall maintain Books and Records in connection with Product Development of the Fentanyl Product in the Territory an in accordance with Applicable Laws and in reasonably sufficient detail and a scientific manner appropriate for regulatory purposes, including to obtain Governmental Approvals. Arius Two will have the right to audit and inspect such Books and Records related to the Fentanyl Product pursuant to Section 14.12, and Arius shall promptly provide copies of such Books and Records to Arius Two upon written request.

(c) Any Governmental Approval required by any Competent Authority in the Territory or prepared, filed or obtained by Arius in the Territory, or, with respect to the Fentanyl Product in the Territory, to the extent required under the CDC Agreement, CDC, shall be prepared, filed and obtained in Arius, or, with respect to the Fentanyl Product, to the extent required under the CDC Agreement, CDC, shall be owned and controlled exclusively by Arius.

(d) Notwithstanding anything to the contrary contained in this Section 2.04, in the event CDC terminates the CDC Agreement (“CDC Termination”) and Arius does not exercise, if available, any of its rights to continue development of the Fentanyl Product, CDC shall send written notice to Arius Two of such event (the “CDC Termination Notice”). At the written request of CDC (the “License Request”), which request must be sent no later than *** following the date of such CDC Termination (provided that no written notice from Arius challenging the termination is delivered to Arius Two within ten business days of the date of the CDC Termination Notice), and upon the cure by CDC of any Arius default under this Agreement (which cure is effectuated during the applicable grace period set forth herein), Arius Two shall be deemed to have granted its consent to and CDC and Arius shall be deemed to have effected: (i) an assignment by Arius to CDC of all of its right, title, and interest to all Governmental Approvals, Books and Records, Clinical Documentation, Results, Marketing Authorizations, and Know-How, in each case solely to the extent directly related to the Fentanyl Product in the Territory, and (ii) a grant by Arius to CDC of an exclusive, royalty bearing sublicense under the BEMA Technology and the Marks to use, develop, market, advertise, promote, distribute, offer for sale, sell export and import, manufacture and have manufactured the Fentanyl Product in the Territory, with the right to sublicense subject to and in accordance with Section 3.01(b). If a written challenge is delivered to Arius Two by Arius, there shall be no deemed transfer as set forth above until Arius Two receives either (i) consent to the transfer signed by Arius and CDC, or (ii) a court order, final and without opportunity on the part of Arius or CDC to appeal, confirming the CDC Termination, or (iii) a binding arbitration award confirming the CDC Termination. In addition to providing to Arius Two the CDC Termination Notice and the License Notice, CDC shall forward to Arius Two any notice of default or intent to terminate or notice of termination under the CDC Agreement simultaneously with the provision of notice to Arius. Promptly after delivery of the License Notice, and in the event that Arius is in default of this Agreement with respect to BEMA Fentanyl, cure of such default by CDC, each of Arius and CDC shall enter into separate agreements with Arius Two in a form

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substantially the same as the form of this Agreement (including equivalent financial terms in each of such new licenses at the full rates or amounts as set out in this Agreement) with such changes as are reasonable and appropriate in the circumstances to reflect the separation of rights between CDC and Arius and except that:

(i) for greater clarity, the definitions of “First Product”, “Second Product” and “Additional Product” will relate to the first, second and subsequent Products, respectively, to be sold in a Commercial Sale by Arius or by CDC or their Affiliates or sublicensees;

(ii) the nature of the rights granted will be defined in the case of the license to Arius to exclude rights related to the Fentanyl Product and all Clinical Documentation and Results related thereto, and, in the case of CDC will be limited to the Fentanyl Product and all Clinical Documentation and Results related thereto, and all rights to the BEMA Technology that may have application to the Fentanyl Product and any other Product will be co-exclusive (instead of exclusive) between Arius and CDC;

(iii) except for the additional time granted to CDC under Section 3.01(e)(B), the cure periods applicable to any breach by Arius or CDC under the respective new licenses will revert to the cure periods as specified in the original License and no separate notice of breach or time to cure shall be given to CDC.

Section 2.05 Costs and Expenses. Arius shall be responsible for all Development Costs incurred after the Effective Date. Furthermore, Arius will reimburse Arius Two for Arius Two’s costs and expenses incurred in satisfying its obligations, if and as requested by Arius, pursuant to Sections 2.02(a) and 3.01(e), at a rate equal to the FTE rates listed below for personnel (as adjusted annually for percentage increases in CPI), and at Arius Two’s actual cost for all other costs incurred by Arius Two, provided such costs shall be reasonable and documented. Such reimbursement shall be paid by Arius within 30 days of its receipt from Arius Two of a reasonably detailed invoice setting forth such costs and expenses. For purposes of this Section 2.05, the FTE rates to be charged by Arius Two shall be as follows:

(a)	$*** per hour for Director level employees and above,

(b)	$*** per hour for supervisor level employees,

(c)	$*** per hour for non-supervisor, laboratory, or regulatory associates.

Arius Two shall keep complete and accurate books and records pertaining to the Development Costs incurred pursuant to this Agreement in sufficient detail to permit Arius to confirm the accuracy of such Development Costs. Arius shall have the right to audit and inspect such Books and Records pursuant to the terms of Section 14.12, but only to the extent reasonably necessary to confirm the accuracy of the calculation of the Development Costs.

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treatment are being requested are denoted with “***”.

ARTICLE III

LICENSE

Section 3.01 License Terms. The terms and conditions of the exclusive license (the “License”) granted to Arius shall be as follows:

(a) Subject to the terms and conditions of this Agreement, Arius Two hereby grants to Arius a sole and exclusive royalty-bearing license under the BEMA Technology to use, develop, market, advertise, promote, distribute, offer for sale, sell, export and import, manufacture, and have manufactured Products in the Territory, with the right to sublicense in accordance with Section 3.01(b). Subject to the terms of this Agreement, Arius shall have the right to assign this Agreement, on the basis set forth in Section 14.02. During the term of this Agreement, Arius Two shall not grant any right or license to any third party with respect to the BEMA Technology.

(b) Subject to the terms of this Agreement, Arius shall have the right to grant a sublicense to an Affiliate or a Third Party ***; provided, however, that any such sublicense agreement (and any subsequent amendments or revisions thereto) shall be delivered to Arius Two for review and Arius Two’s approval, which approval shall not be unreasonably withheld, prior to its execution, provided that Arius Two shall be deemed to have approved such sublicense agreement if Arius Two does not, within *** of receiving an approval request from Arius, provide Arius written notice objecting to such sublicense agreement, detailing Arius Two’s objections. Further, any such sublicense agreement (or any subsequent amendments or revision thereto) shall (i) be delivered to Arius Two upon execution, (ii) be consistent with the terms and conditions of this Agreement, and (iii) impose on the sublicense, as applicable, payment, confidentiality, reporting, record keeping requirements, and audit and inspection rights reasonably sufficient to enable Arius to comply with its corresponding obligations set forth in this Agreement. The execution of such a sublicense shall not relieve Arius of its obligations under this Agreement.

(c) Subject to the terms of this Agreement, Arius shall have the right to enter into a co-marketing or co-promotion agreement with a Third Party in the Territory; provided, however, that any such agreement with respect to co-marketing or co-promoting the Fentanyl Product in the Territory shall be delivered to Arius Two for review and Arius Two’s approval, which approval shall not be unreasonably withheld, prior to its execution, provided that, Arius Two shall be deemed to have approved such an agreement if Arius Two does not, within 30 days of receiving an approval request from Arius, provide Arius written notice objecting to such agreement, detailing Arius Two’s objections. Any co-marketing or co-promotion agreement entered into by Arius pursuant to this Section 3.01(c) shall not conflict with this Agreement and shall impose on the co-marketer or co-promoter payment, confidentiality, reporting, record keeping requirements, and audit and inspection rights sufficient to enable Arius to comply with this Agreement. Arius shall keep Arius Two reasonably informed of the status of any negotiations with any such proposed co-marketer or co-promoter of the Fentanyl Product and shall promptly provide Arius Two with a copy of any co-marketing or co-promotion

***CONFIDENTIAL TREATMENT REQUESTED***

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agreement entered into with such co-marketer or co-promoter of the Fentanyl Product in the Territory. The execution of a co-marketing or co-promotion agreement shall not relieve Arius of its obligations under this Agreement.

(d) Arius acknowledges that it shall have no right, title or interest in or to the BEMA Technology except to the extent set forth in this Agreement, and Arius Two reserves all rights to use the BEMA Technology except as otherwise expressly granted to Arius pursuant to this Agreement. Nothing in this Agreement shall be construed to grant Arius any rights or license to any intellectual property of Arius Two other than as expressly set forth herein.

(e) Arius shall prepare and file with each of the Competent Authorities in each country in the Territory the appropriate applications and related documents necessary to obtain Governmental Approval to market and sell the Fentanyl Product, and, if not the Fentanyl Product, the First Product, in each country in the Territory in which Arius decides to market the Fentanyl Product, and, if not the Fentanyl Product, the First Product. The above notwithstanding, Arius shall, ***.

Section 3.02 Trademarks. Subject to the terms and conditions of this Agreement, Arius Two hereby grants to Arius a sole and exclusive (subject to Section 2.01), royalty-free license to use the Marks solely in connection with the use, promotion, marketing, distribution, offer for sale, and sale of the Products, on a Product-by-Product basis, in the Territory during the Royalty Term. Arius may grant a sublicense to the Marks in accordance with Section 3.01(b). Arius acknowledges that it shall have no right, title or interest in or to the Marks except to the extent set forth in the license granted to Arius under this Section 3.02, and Arius Two reserves all rights to use the Marks except as otherwise expressly granted to Arius pursuant to this Agreement. Arius shall use the Marks in the exact form set forth on Exhibit B, attached hereto, including the “®” symbol or “™” symbol, as applicable. All content or other specific graphic elements provided by Arius Two shall remain the property of Arius Two and shall be used only in the manner set forth in this Agreement except as otherwise previously approved in writing by Arius Two.

Section 3.03 Ownership of Intellectual Property.

(a) Each Party shall own all right, title and interest in and to any Improvements made by such Party. During the Term, each Party shall promptly notify the other Party of Improvements made by such Party (the “Improving Party“). In addition to any exclusive rights licensed hereunder and notwithstanding Section 3.03(b), Arius Two shall grant to Arius a non-exclusive non-royalty-bearing license, with rights of sublicense, under Improvements made or obtained by, or under the Control of, Arius Two and any Patent Rights claiming such Improvements, to use, develop, market, advertise, promote, distribute, offer for sale, sell, export, import, manufacture, and have manufactured such Improvements in the Territory. In the event Arius Two terminates this Agreement pursuant to Sections 13.02 or 13.03 or the License is terminated for any reason, Arius shall grant to Arius Two a non-exclusive, perpetual, irrevocable non-royalty-bearing license, with rights of sublicense, under Improvements made by Arius and any Patent Rights claiming such Improvements, to use, patent, develop, market, advertise, promote, distribute, offer for sale, sell, export, import, manufacture, and have manufactured BEMA-based Products in the Territory.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

(b) For the avoidance of doubt and except as specifically set forth in this Agreement, Arius shall have no right, title or interest in or to the BEMA Technology, the Marks, or Improvements made by Arius Two, and Arius Two shall have no right, title or interest in or to Improvements or developments, inventions or discoveries made by Arius.

Section 3.04 License Following Expiration. After expiration of the Royalty Term, Arius shall retain a non-exclusive fully-paid and royalty-free license under the BEMA Know-How, Improvements made or obtained by, or under the Control of, Arius Two, and Marks to manufacture, use, import, sell and offer for sale Products in the Territory.

ARTICLE IV

ROYALTY AND MILESTONE PAYMENTS

Section 4.01 Royalty Payments on Arius Sales.

(a) Arius shall pay to Arius Two royalties equal to the following percentages of Net Sales by Arius, its Affiliates, and its or its Affiliates’ sublicensees of the First Product, for a period equal to the Royalty Term for the First Product:

(A)	***% of Annual Net Sales ***;

(B)	***% of Annual Net Sales ***;

(C)	***% of Annual Net Sales ***; and

(D)	***% of Annual Net Sales ***.

(b) Arius shall pay to Arius Two royalties equal to the following percentages of Net Sales by Arius or its Affiliates (but not sales by Third Party sublicensees) of the Second Product (or if the Second Product is not sold by Arius or its Affiliates, the next Product sold by Arius or its Affiliates), for a period equal to the Royalty Term for the Second Product (or if the Second Product is not sold by Arius or its Affiliates, the next Product sold by Arius or its Affiliates), respectively:

(A)	***% of Annual Net Sales ***;

(B)	***% of Annual Net Sales ***;

(C)	***% of Annual Net Sales ***; and

(D)	***% of Annual Net Sales ***.

(c) Arius shall pay to Arius Two royalties equal to ***% of Net Sales by Arius or its Affiliates of any Product(s) for which royalties are not due under

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

subsections 4.01(a) or (b) above, for a period equal to the Royalty Term for each such Product, provided that, for purposes of this Section 4.01(c), only sales of Products by Arius and its Affiliates (but not sales by Third Party sublicensees) shall be considered Net Sales for purposes of calculating the royalty due under this Section 4.01(c).

(d) If, except for the grant of a royalty-bearing license to Arius by a Third Party controlling the rights to a patent (or patent application), the development, manufacture (or have manufactured), marketing, advertising, promotion, distribution, offer for sale, sale, export, or import of a Product would infringe said patent or patent application (if such application were to issue), as reasonably determined by Arius and supported by written advice of Arius’ patent counsel, which counsel shall be reasonably acceptable to Arius Two (a copy of which, if requested by Arius Two, shall be provided to Arius Two), Arius may deduct a pro rata amount of any Third Party Royalties actually paid with respect to such Product from the Royalty owing to Arius Two for sales of that Product pursuant to Sections 4.01(a), 4.01(b), and 4.01(c) above, provided that (i) in no event shall the Royalties due Arius Two with respect to such Product be less than 60% of the royalties that would be payable to Arius in the absence of any such deduction and (ii) such deduction will only apply to the Royalties owed by Arius to Arius Two under Sections 4.01(a), 4.01(b), and 4.01(c) above with respect to such Product and not any other Product.

Section 4.02 Royalty Payments on Sublicensee Sales. Arius shall pay to Arius Two Royalties equal to ***% of any Sublicense Revenue.

Section 4.03 INTENTIONALLY OMITTED.

Section 4.04 Reports and Payments.

(a) Arius, on behalf of itself and each sublicensee, shall furnish to Arius Two a quarterly written report showing in reasonably specific detail, on a Product by Product basis, (i) the calculation of Net Sales; (ii) Royalties payable in United States’ Dollars, if any, which shall have accrued based upon such Net Sales; (iii) gross amounts invoiced for Product and deductions therefrom in accordance with the definition of Net Sales; (iv) withholding taxes, if any, required by law to be deducted with respect to such sales; (v) the dates of the First Commercial Sales of any Product in the Territory during the reporting period; and (vi) the exchange rates used to determine the amount of United States’ Dollars payable (each, a “Royalty Statement“). Royalty Statements shall be due no later than *** following the close of each calendar quarter.

(b) All payments hereunder shall be payable in United States Dollars. With respect to each quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated by Arius Two, unless otherwise specified in writing by Arius Two.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

(c) In the event that any payment, including contingent payments, due hereunder is not made when due, each such payment shall accrue interest from the date due at the Prime Rate of Interest. The payment of such interest shall not limit Arius Two from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

(d) During the Term and for a period of two years thereafter or as otherwise required in order for Arius to comply with Applicable Law, Arius shall keep complete and accurate records in sufficient detail to permit Arius Two to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and all payments due hereunder and (ii) the calculation of Net Sales. Arius Two shall have the right to audit and inspect such records pursuant to the terms of Section 14.12 but only to the extent necessary to: (A) verify the completeness and accuracy of the Royalty Statements; (B) verify the calculation of Net Sales and (C) confirm Royalty payments expenditures for the Products.

(e) All taxes levied on account of the payments accruing to Arius Two under this Agreement shall be paid by Arius Two for its own account, including taxes levied thereon as income to Arius Two. If provision is made in law or regulation for withholding, such tax shall not be deducted from the payment made by Arius to Arius Two hereunder, shall be paid to the proper taxing authority by Arius, and a receipt of payment of such tax shall be secured and promptly delivered to Arius Two. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

(f) Notwithstanding any other provision of this Agreement, if Arius is prevented from paying any payments by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to Arius Two’s account in a bank acceptable to Arius Two in the country whose currency is involved.

ARTICLE V

COMMERCIALIZATION

Section 5.01 Promotion and Marketing Obligations.

(a) Arius, at its own expense, will be responsible for (i) conducting all market research related to the Products and (ii) commercialization of the Products in the Territory (including all sales and marketing activities related to the Product), as may or may not be undertaken by Arius in its sole discretion.

(b) Arius agrees to use Commercially Reasonable Efforts to promote the sale, marketing and distribution of the Fentanyl Product in the Territory. Arius shall promptly advise Arius Two of any issues that materially and adversely affect its ability to market the Fentanyl Product in the Territory. In such event, senior executives of Arius and Arius Two shall meet and in good faith discuss what actions should be taken in light of such issues.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

(c) Subject to the terms and conditions of this Agreement, Arius shall have the right to use any trademark, logo, design and/or trade dress for the Products in the Territory, provided such trademark, logo, design and/or trade dress complies with Applicable Laws.

(d) *** prior to the expected date of the First Commercial Sale and at the beginning of each calendar year thereafter, Arius shall submit to Arius Two in writing an annual marketing, sales and distribution plan for the Fentanyl Product summarizing Arius’ and its Affiliates’ proposed marketing, sales and distribution strategy and tactics for the sale and distribution of the Fentanyl Product in the Territory during such calendar year, or portion thereof, including the expected selling price schedules for Fentanyl Product (including any (i) prompt payment or other trade or quantity discounts which Arius expects to offer and (ii) commission rates or rebates which Arius expects to offer to distributors and agents). In addition, upon the request of Arius Two, Arius shall provide Arius Two with copies of any market research reports relating to Fentanyl Product sales and Fentanyl Product competition in the Territory which Arius or its Affiliates commission or otherwise obtain to the extent permissible by the agency preparing the report. To the extent the foregoing information is contained in plans or reports which contain information about other products or markets, Arius may submit to Arius Two only those excerpts from such plans or reports which relate to the Fentanyl Product and Fentanyl Product competition in the Territory.

Section 5.02 Labeling and Artwork. Arius Two shall be provided with copies of any labeling and proposed changes to the labeling of the Fentanyl Product for Arius Two’s review and comment. The actual cost of implementing such change will be at Arius’ sole cost and expense, including any materials made obsolete by Arius’ changes to the artwork.

ARTICLE VI

REGULATORY COMPLIANCE

Section 6.01 Marketing Authorization Holder. Unless otherwise required by Applicable Laws and subject to the provisions of Section 13.05, Arius shall be the holder of all Marketing Authorizations and Governmental Approvals in the Territory. Each Party agrees that neither it, its Affiliates nor any sublicensee will do anything to intentionally adversely affect a Marketing Authorization.

Section 6.02 Maintenance of Marketing Authorizations. With respect to the Fentanyl Product, Arius agrees, at its sole cost and expense, to maintain such Marketing Authorizations and Government Approvals in the Territory throughout the Term in such manner as is determined by Arius, in its sole reasonable discretion, to be commercially reasonable, including obtaining any variations or renewals thereof.

***CONFIDENTIAL TREATMENT REQUESTED***

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treatment are being requested are denoted with “***”.

Section 6.03 Interaction with Competent Authorities. After the Effective Date, each Party shall provide to the other Party a copy in English of any material correspondence that it submits to or receives from a Competent Authority regarding the Fentanyl Product in the Territory. Such correspondence shall be provided within *** of submission or receipt, as the case may be.

Section 6.04 ADE Reporting and Phase IV Surveillance. Arius shall, at its sole cost and expense, be responsible for all ADE Reporting and Phase IV Surveillance, if and as required by the appropriate regulatory agencies in the Territory.

Section 6.05 Commercial Sale Testing and Reporting. If, after the date of First Commercial Sale, a Competent Authority in the Territory requires additional testing, modification or communication related to approved indications of the Fentanyl Product, then Arius, in consultation with Arius Two, shall design and implement any such testing, modification or communication at its own cost.

Section 6.06 Assistance. Upon receipt of a written request, each Party shall provide reasonable assistance to the other Party, in connection with such Party’s obligations pursuant to this Article VI, subject to reimbursement of all of its pre-approved out-of-pocket costs by the requesting Party.

Section 6.07 Compliance. Arius and Arius Two shall comply with all Applicable Laws as set forth in this Agreement, including the provision of information by Arius and Arius Two to each other necessary for Arius Two and Arius to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, any applicable Competent Authorities in the Territory, which relate to or may impact the Fentanyl Product or the manufacture of the Fentanyl Product or the sales and marketing of the Fentanyl Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by any Competent Authorities in the Territory with respect to the Fentanyl Product.

Section 6.08 General Regulatory Matters. With respect to the Fentanyl Product, Arius shall provide Arius Two with copies of any materials relating to any regulatory matter in the Territory and, when reasonably practicable, shall provide copies of any documents to be presented to any Competent Authority in the Territory prior to their presentation thereto, so that Arius Two shall have an opportunity to review and comment thereon. All interactions with any Competent Authority in the Territory related to the Fentanyl Product shall be disclosed to Arius Two, provided that such requirement shall not limit Arius’ discretion in interacting with such Competent Authorities in any way.

ARTICLE VII

PATENTS AND TRADEMARKS

Section 7.01 Maintenance of Patents or Marks. Arius shall be responsible, in Arius Two’s name, for maintaining and protecting the BEMA Patent Rights and the Marks in the Territory; provided however, that such maintenance and protection shall, with respect to all costs

***CONFIDENTIAL TREATMENT REQUESTED***

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and expenses incurred with respect to such maintenance and protection following the Effective Date, be at Arius’ cost and expense. Such filings and prosecution shall be by counsel of Arius’ choosing, under the primary control and direction of Arius, and shall be in the name of Arius Two. Notwithstanding the foregoing, upon written request by Arius and upon Arius Two’s prior written consent, such consent not to be unreasonably withheld, Arius Two shall (i) provide such assistance as may be necessary to enable Arius to prosecute and obtain new patents related to any Improvements made by either Party and (ii) take all actions and execute all documents necessary to effect the purposes of this paragraph, with the cost and expense of such assistance to be borne by Arius. In the event that Arius desires to abandon any of the BEMA Patent Rights and/or the Marks in the Territory, or if Arius later declines responsibility for the BEMA Patent Rights and/or the Marks in the Territory, which Arius shall be free to do at any time, in its sole discretion, Arius shall provide reasonable prior written notice to Arius Two of its intention to abandon or decline responsibility. In the event that Arius provides such notice to Arius Two, then Arius Two will thereafter have the right to prosecute and maintain the same at its own cost to the extent that Arius Two desires to do so in its sole discretion. Arius may, at its cost and expense and in its sole discretion, maintain and protect any other trademarks, logo, design and/or tradedress for the Product in the Territory. In addition, Arius may, in its sole discretion and at its sole cost and expense, file, prosecute, and maintain, in the name of Arius Two any patents or patent applications with respect to the BEMA Patent Rights in all countries in the Territory to the extent not yet filed as of the date hereof. Arius shall keep Arius Two advised of its activities under this paragraph by forwarding to Arius Two copies of all material official correspondence (including, but not limited to, applications, office actions, responses, etc.) relating thereto, and shall provide Arius Two an opportunity to comment on any proposed responses, voluntary amendments, submissions, or other actions of any kind to be made with respect to BEMA Patent Rights, the Marks or any Improvements in the Territory.

Section 7.02 Cooperation. Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, its employees and, to the extent reasonably practicable, its consultants or agents as are necessary or appropriate to enable such Party to file, prosecute and maintain patent applications for the BEMA Patent Rights for a reasonable period of time sufficient for such Party to obtain the assistance it needs from such personnel. Arius shall be solely responsible for all reasonable, documented costs and expenses incurred in making its attorneys, agents, representatives or consultants available pursuant to the foregoing.

Section 7.03 Prosecution of Infringement. During the Term, each Party shall give prompt notice to the other Party of any Third Party act which may infringe the BEMA Patent Rights, and/or the Marks in the Territory and shall cooperate with the other Party to terminate such infringement. If legal proceedings become necessary, Arius shall have the right to bring and control such action or proceeding, using its choice of counsel, and Arius shall solely bear the cost with respect thereto. The above notwithstanding, without Arius Two’s prior written consent Arius may only settle any such claim so long as the terms of such settlement do not (a) impair Arius Two’s rights under this Agreement, (b) impair Arius Two’s rights in the BEMA Patent Rights and the Marks, or (c) impose any additional costs directly on Arius Two. Arius Two shall provide, at Arius’ expense, such assistance and cooperation to Arius as may be necessary to successfully prosecute any action against such Third Party. Any damages or other monetary awards recovered by Arius shall be applied proportionately first to defray the unreimbursed costs and expenses (including reasonable attorneys’ fees) incurred by Arius and Arius Two in the

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action. If any balance remains, Arius shall pay to Arius Two an amount equal to the Royalty that Arius Two would otherwise be entitled to under this Agreement if such remaining balance was treated as Net Sales. If any balance remains after payment to Arius Two, such balance shall be the property of Arius.

In the event Arius fails to institute proceedings or undertake reasonable efforts to terminate any Third Party infringement of the BEMA Patent Rights within 90 days of the later of: (a) receiving notification from Arius Two of any such infringement or (b) sending notice to Arius Two of such action, Arius Two may take (but shall have no obligation to do so) such action as it deems appropriate, including the filing of a lawsuit against such Third Party. In such event Arius will provide such assistance and cooperation to Arius Two as may be necessary, at Arius Two’s cost and expense.

Section 7.04 Infringement Claimed by Third Parties. In the event a Third Party commences a judicial or administrative proceeding against a Party and such proceeding, other than a proceeding to which Section 7.01 applies, pertains to the BEMA Patent Rights or Marks used in the Territory (the “Third Party Claim“), or threatens to commence such a Third Party Claim, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. Arius may, using its choice of counsel and at its own cost and expense, defend any and all such Third Party Claims or proceedings, and Arius Two shall, at Arius’ cost and expense, provide such assistance and cooperation to Arius as may be necessary to successfully defend any such Third Party Claims. The above notwithstanding, without Arius Two’s prior written consent, Arius may only settle any such claim so long as the terms of such settlement do not (a) impair Arius Two’s rights hereunder, (b) impair Arius Two’s rights in the BEMA Patent Rights and the Marks, or (c) impose any additional costs directly on Arius Two. The above notwithstanding, if Arius elects not to defend a Third Party Claim that is not based upon, or does not result from, activities of Arius Two or a Third Party under an agreement between Arius Two and such Third Party, or the grant of rights from Arius Two to such Third Party, and involves a material adverse risk to either Party or Net Sales notwithstanding the survivability provisions of Section 13.05(d), the License may be terminated or rendered nonexclusive by Arius Two, in its sole discretion, upon 30 days’ notice to Arius within 30 days of Arius’ election not to defend such Third Party Claim, and Arius Two shall have the right to control the defense of such claims at Arius Two’s cost and expense using counsel of its own choice.

Section 7.05 Payment of Costs and Expenses. Upon its receipt of a reasonably detailed invoice setting forth Arius Two’s reasonable, documented costs and expenses incurred pursuant to any provision of this Article VII, Arius shall pay such costs and expenses within 30 days.

ARTICLE VIII

CONFIDENTIALITY

Section 8.01 Confidentiality. During the Term and for a period of five years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential

***CONFIDENTIAL TREATMENT REQUESTED***

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Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party, shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed, and shall disclose only the minimum information required to be disclosed in order to comply), or (c) to its Affiliates, sublicensees, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information (but not less than a reasonable standard of care) to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

Section 8.02 Disclosure of Agreement. Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing a Party may disclose the terms of this Agreement to potential investors, lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party, or, in the case of Arius, to any prospective or actual sublicensee, manufacturer, marketing or other corporate partner, acquirer, or acquisition target; provided such Party only discloses such information under conditions of confidentiality on terms substantially similar to those contained in this Article VIII. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, national securities exchanges (including those located in countries outside of the United States) or the Nasdaq Stock Market; provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after consultation with the other Party) and filing this Agreement in redacted form.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01 Corporate Power. As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

Section 9.02 Due Authorization. As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

Section 9.03 Binding Obligation. As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is

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enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

Section 9.04 ***

Section 9.05 Limitation on Warranties. Except as expressly set forth in this Agreement, nothing herein shall be construed as a representation or warranty by Arius Two to Arius that the BEMA Technology is not infringed by any Third Party, or that the practice of such rights does not infringe any published intellectual property rights of any Third Party. Neither Party makes any warranties, express or implied, concerning the commercial utility of the Product

Section 9.06 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS SUCH TERMS ARE DEFINED IN BLACK’S LAW DICTIONARY, SIXTH EDITION) IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

ARTICLE X

INDEMNIFICATION AND INSURANCE

Section 10.01 Arius Indemnified by Arius Two. Arius Two shall indemnify and hold Arius, its Affiliates, and their respective employees, directors, and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof occurs subsequent to the Execution Date, does not arise out of, or result from, the negligence or actions of Arius, and arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants, or agreements made by Arius Two in this Agreement; or (b) any claims that the use, manufacture, sale, or import of the BEMA Technology, any Products, or Marks by Arius Two, its affiliates, or their licensees (other than Arius, its Affiliates, and their licensees), excluding the licensing of rights to Arius under this Agreement and performance of obligations hereunder by Arius Two, infringes or infringed the patent, trademark, or proprietary right or any other published intellectual property right of a Third Party. Arius Two’s obligations to indemnify Arius hereunder shall not apply to the extent any such Loss arises out of or is based on the: (a) inactions or actions of Arius, its Affiliates or sublicensees for which Arius is obligated to indemnify Arius Two under Section 10.02 or (b) the negligence or wrongdoing of Arius, its Affiliates or sublicensees.

Section 10.02 Arius Two Indemnified by Arius. Arius shall indemnify and hold Arius Two, its Affiliates, and their respective employees, directors and officers, harmless from and

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Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, does not arise out of, or result from, the negligence of or actions of Arius Two, and arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Arius in this Agreement; (b) Arius’ use of the Marketing Authorizations in the marketing, sale, distribution or promotion of the Product or the Demonstration Samples; (c) Arius’ or its sublicensee’s manufacture, development, marketing, use, handling, storage, sale, distribution or promotion of the Product or the Demonstration Samples; (d) any product liability claim that is brought against Arius Two by any Third Party due to the use of the Product in the Territory except to the extent Arius may be indemnified with respect thereto pursuant to the Supply Agreement; (e) any claims that the use, marketing, sale, promotion, distribution, manufacture, shipment or sale of the Marks or a Product by Arius, its Affiliates, or their licensees infringes the patent, including any willful infringement by Arius or its sublicensees, trademark or proprietary right or any other published intellectual property right of a Third Party; or (f) Arius’ prosecution of a Third Party infringement claim pursuant to Section 7.03. Arius’ obligations to indemnify Arius Two hereunder shall not apply to the extent any such Loss arises out of or is based on the: (i) inactions or actions of Arius Two, its Affiliates or sublicensees for which Arius Two is obligated to indemnify Arius under Section 10.01 or (ii) the negligence or wrongdoing of Arius Two, its Affiliates or sublicensees.

Section 10.03 Prompt Notice Required. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the “Indemnitee“) to the persons against whom indemnification may be sought (the “Indemnitor“) as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that the failure to notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that such failure to notify actually adversely impacts the Indemnitor’s ability to defend such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than 60 days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

Section 10.04 Indemnitor May Settle. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled and (d) do not materially adversely affect the Indemnitee. No Indemnitee shall pay or voluntarily permit the determination

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

Section 10.05 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force sufficient comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage.

ARTICLE XI

COVENANTS

Section 11.01 Access to Books and Records. Each Party covenants and agrees that it shall permit the other Party to exercise such Party’s inspection rights as set forth in this Agreement.

Section 11.02 Marketing Expenses. Arius covenants and agrees that, as between Arius and Arius Two, except as otherwise expressly specified in this Agreement, Arius shall be solely responsible for the cost and implementation of all marketing, sales, promotional and related activities concerning the marketing, sale and promotion of the Products.

Section 11.03 Marketing Efforts. Arius covenants and agrees that it will obtain all Governmental Approvals necessary to market and sell the Fentanyl Product in such countries in the Territory as are required by Section 3.01(e) and any additional countries in the Territory in which Arius determines it shall, in its sole discretion, seek to sell Products.

Section 11.04 Compliance. Arius covenants and agrees that it shall comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Products and the Demonstration Samples in the Territory.

Section 11.05 Reports. Arius covenants and agrees that, except as otherwise specified in this Agreement, Arius shall have the obligation and responsibility for and shall make any and all necessary reports to each Competent Authority in the Territory, and, with respect to the Fentanyl Product, shall provide Arius Two with a complete copy of any such report simultaneously with the submission of the report to each Competent Authority in the Territory.

Section 11.06 Protection of the Marks. The Parties covenant and agree that neither Party nor their Affiliates shall publish, employ nor cooperate in the publication of, any misleading or deceptive advertising material with regard to the Parties, the Marks, or Arius’ trademarks for the Product.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 11.07 Further Actions. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its Commercially Reasonable Efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Competent Authorities in the Territory any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party’s counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

Section 11.08 Equitable Relief. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in Article VIII or in this Article XI, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 11.08 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in Article VIII or in this Article XI. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of Article VIII or this Article XI by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of Article VIII or this Article XI. This Section 11.08 shall apply with equal force to the breaching Party’s Affiliates.

Section 11.09 INTENTIONALLY OMITTED.

Section 11.10 Non-competition.

(a) During the Term (as defined in Section 13.01 below), Arius Two shall not, with respect to the Territory, (i) enter into any license or development agreement with any Third Party regarding the BEMA Technology nor (ii) develop, manufacture, sell, market, distribute, or enter into any agreement regarding the development, manufacture, sale, marketing, or distribution of, any form of buccal drug delivery technology or pharmaceutical for buccal delivery (a “Competing Product”) that incorporates the same API, with respect to products incorporating a single API, or combination of APIs, with respect to products incorporating multiple APIs, as Products sold, marketed, manufactured, distributed, or under development by Arius, or subject to an executed agreement between Arius and a third party regarding such sale, marketing, manufacture, distribution, or development of a specific compound or class of related compounds under

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

the Control of such third party to the extent such sale, marketing, manufacture, distribution or development commences with respect to such compound, or with respect to a class of compounds, the first development candidate or product within such class within 90 days of the date such agreement is executed, at the time Arius Two begins to develop, manufacture, sell, market, or distribute, or first enters into an agreement for the development, manufacture, sale, marketing, or distribution of, such technology or pharmaceutical.

(b) The provisions of Section 11.10(a) shall not apply to any Competing Product developed by any entity with whom Arius Two merges or consolidates, or whose stock, assets, or any material portion thereof are purchased by or issued to Arius Two following any merger, consolidation, sale of substantially all of the outstanding capital stock of Arius Two, or similar transaction, provided that the foregoing exception to Section 11.10(a) contained in this Section 11.10(b) shall only apply to Competing Products developed by such entity prior to such transaction. Further, the provisions of Section 11.10(a) shall not apply at any time following a material breach by Arius of any provision of this Agreement.

ARTICLE XII

PRODUCT RECALL

Section 12.01 Product Recall Determination. If at any time or from time to time, a Competent Authority in the Territory requests Arius to conduct a Product Recall of a Product in the Territory or if a voluntary Product Recall of a Product in the Territory is contemplated by Arius, Arius shall immediately notify Arius Two in writing, and except as otherwise set forth in this Article XII Arius will, at its sole cost and expense, conduct such Product Recall in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Notwithstanding the foregoing, Arius may immediately effect any Product Recall in the Territory (A) resulting from any death or life-threatening adverse event associated with any Product (including but not limited to the Fentanyl Product) or (B) required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions with respect to any Product (including but not limited to the Fentanyl Product).

Section 12.02 Product Recall Management. Arius shall have the right to control and/or conduct any Product Recall in the Territory, subject to Section 12.01 with respect to any Product. The Product Recall shall be the sole responsibility of Arius or its Affiliate and shall be carried out by Arius or its Affiliate in as expeditious a manner as reasonably possible to preserve the goodwill and reputation of the Product and the goodwill and reputation of the Parties. Arius and Arius Two (if applicable) shall maintain records of all sales and distribution of Product and customers sufficient to adequately administer a Product Recall, for the period required by Applicable Law and make such records available to the other Party immediately upon request.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 12.03 Product Recall Costs. Notwithstanding Section 12.02, the cost and expense of any Product Recall shall be allocated as follows:

(a) if such Product Recall shall be due to the negligence or the breach by Arius Two of its warranties or obligations hereunder or the misconduct of Arius Two, all such costs and expenses shall be borne and paid solely by Arius Two, and Arius Two will reimburse Arius for any such costs and expenses paid by Arius within 10 days of receipt of an invoice for such costs and expenses from Arius, and if not so paid Arius shall have the right to offset such amounts against amounts otherwise due by Arius to Arius Two hereunder;

(b) if such Product Recall shall be due to the negligence or the breach by Arius of its warranties or obligations hereunder or the misconduct of Arius, all such costs and expenses shall be borne and paid solely by Arius, and Arius will reimburse Arius Two for any such costs and expenses paid by Arius Two within 10 days of receipt of an invoice for such costs and expenses from Arius Two, and if not so paid Arius Two shall have the right to offset such amounts against amounts otherwise due by Arius Two to Arius hereunder; and

(c) if such Product Recall is a voluntary Product Recall (i) is due to the negligence or the breach by Arius Two of its warranties or obligations hereunder or the misconduct of Arius Two, all such costs and expenses shall be borne and paid solely by Arius Two, and Arius Two will reimburse Arius for any such costs and expenses paid by Arius within 10 days of receipt of an invoice and appropriate documentation for such costs and expenses from Arius and if not so paid Arius shall have the right to offset such amounts against amounts otherwise due by Arius to Arius Two hereunder or (ii) is due to manufacturer’s defect in a Product manufactured by or for Arius or the negligence or the breach by Arius of its warranties or obligations hereunder or the misconduct of Arius, all such costs and expenses shall be borne and paid solely by Arius, and Arius will reimburse Arius Two for any such costs and expenses paid by Arius Two within 10 days of receipt of an invoice and appropriate documentation for such costs and expenses from Arius Two, and if not so paid Arius Two shall have the right to offset such amounts against amounts otherwise due by Arius Two to Arius hereunder.

Section 12.04 Notification of Threatened Action. Throughout the duration of this Agreement and with respect to all Products supplied and purchased under this Agreement after the termination of this Agreement, each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information during the duration of this Agreement, (i) Arius Two shall not take any action whatsoever without Arius’ prior written consent and (ii) Arius shall, when reasonably practicable, provide Arius Two with an opportunity to review and comment on any proposed action to be taken by Arius with respect thereto.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

ARTICLE XIII

TERM; DEFAULT AND TERMINARIUS TWOON

Section 13.01 Term. This Agreement shall commence as of the Effective Date and shall expire on the expiration of the last applicable BEMA Patent Right in the Territory, if not terminated earlier pursuant to the terms of this Agreement (the “Term“).

Section 13.02 Termination by Either Party for Cause. Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

(a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other Party, if the breaching Party has not cured such breach, if capable of being cured within such time period, within 60 days after written notice thereof by the non-breaching Party; provided, however, (i) if any such breach relates solely to one or more Products, then the non-breaching Party may only terminate this Agreement to the extent it applies to such Product or Products and this Agreement shall remain in effect as it applies to all other Products and (ii) Arius Two shall not be entitled to terminate this Agreement (or any rights hereunder) for any failure of Arius to perform in accordance with the covenants contained in Section 2.01(a) or 3.01(e), except as permitted by Sections 2.01 or 3.01(e), as applicable.

Section 13.03 Termination by Arius Two. Arius Two may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

(a) Upon the failure by Arius to pay for 30 days from receipt of notice thereof from Arius Two, pursuant to the terms of Section 14.07, any Royalty payment, or portion thereof, pursuant to Section 4.01 or Section 4.02. If any Royalty payment, or portion thereof, pursuant to Section 4.01 or Section 4.02, is the subject of a good faith dispute (a “Disputed Amount“) between Arius and Arius Two, Arius may in its discretion pay any such Disputed Amount to avoid breaching its payment obligations under Section 4.01 or Section 4.02, and in the event such amounts are finally determined not to be due by Arius, Arius Two shall repay, without interest, such amounts determined not to be due.

(b) Upon the occurrence of any material misrepresentation or omission in any Royalty Statement, which misrepresentation or omission is caused by Arius’ willful misconduct, gross negligence or bad faith.

Section 13.04 Remedies. All of the non-breaching Party’s remedies with respect to a breach of this Agreement, including but not limited to a breach of Section 2.01 or Section 3.01, shall be cumulative, and the exercise of one remedy under this Agreement by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s right to sue for damages for such breach without terminating this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 13.05 Effect of Termination.

(a) Upon termination of this Agreement by Arius Two pursuant to Sections 13.02 or 13.03, except as otherwise specified below, (i) Arius shall have no right to practice within the BEMA Patent Rights or use any of the BEMA Technology in the Territory, (ii) all rights, title or interest in, or other incidents of ownership under, the BEMA Technology and the Marks licensed hereunder shall, solely with respect to the Territory, revert to and become the sole property of Arius Two, (iii) Arius shall reimburse Arius Two for costs and expenses reasonably incurred or committed to by Arius Two prior to the effective date of such termination and for which Arius is otherwise obligated to reimburse Arius Two pursuant to this Agreement in connection with the activities performed by Arius Two prior to the effective date of such termination, provided that Arius Two shall use Commercially Reasonable Efforts to minimize such costs and expenses between the termination notice date and the date of termination, (iv) all sublicenses granted and co-marketing and co-promoting agreements executed by Arius pursuant to Sections 3.01(b) and (c) shall promptly be assigned to Arius Two effective as of the date of the termination of this Agreement, and (v) Arius hereby grants and assigns to Arius Two all of Arius’ right, title and interest in, to or under all Governmental Approvals, the Books and Records, the Clinical Documentation, the Results, the Marketing Authorizations to the extent used or useable in the Territory and all other data, reports, studies, analysis or similar items created or obtained by Arius in connection with the development, marketing or commercialization of Products in the Territory, provided that, in the event any of the foregoing also relate to the development, marketing, or commercialization of products outside the Territory, Arius shall, in lieu of the foregoing assignment, grant Arius Two a world-wide, nonexclusive, perpetual, royalty-free, fully-paid license to the foregoing in the Territory for the sole purpose of developing, marketing, and commercializing Products. Arius shall deliver all such assigned items, including any copies thereof, to Arius Two within five days of termination of this Agreement by Arius Two pursuant to Section 13.02 or 13.03 and agrees to take such actions as Arius Two may reasonably request in order to effectuate the assignment or license, as applicable, set forth in this Section 13.05(a). Further, Arius hereby irrevocably appoints Arius Two (which appointment is coupled with an interest) as its attorney in fact to execute and deliver in the name of and on behalf of Arius all documentation necessary to effectuate the assignment or license, as applicable, set forth in this Section 13.05.

(b) Upon termination of this Agreement pursuant to Section 13.01 or by Arius pursuant to Section 13.02, Arius shall receive an irrevocable, exclusive, royalty-free license, with the right to sublicense, market, advertise, promote, distribute, offer for sale, sell and import the Products in the Territory.

(c) Upon termination of this Agreement by Arius Two under Sections 13.02 or 13.03, and at Arius Two’s election, Arius (and/or its Affiliates, if and as applicable) shall either (i) have the right, for a period of three months from the date of termination to distribute and sell all existing inventory of Products and Demonstration Samples, provided that such Products shall be sold at a price no less than 80% of the then current fair market value and that such sales shall be subject to the applicable terms and

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

conditions of this Agreement, (ii) sell all remaining inventory of Product and Demonstration Samples to Arius Two at 100% of the purchase price paid by Arius or its Affiliates for such inventory (or, if manufactured by Arius or its Affiliates, the cost and expense of such manufacture) or (iii) destroy all such remaining inventory of Product and Demonstration Samples in accordance with Applicable Law, providing Arius Two with proof of destruction in writing sufficient to comply with Applicable Law. Any sales of Product or Demonstration Samples made by Arius to Arius Two pursuant to clause (ii) in the preceding sentence shall be made by Arius within 30 days of Arius’ receipt of Arius Two’s written notice electing to make such purchase, and shall be shipped to Arius Two appropriately packaged and stored. All transportation costs in connection with such sale, including without limitation, insurance, freight and duties, shall be paid by Arius, provided that Arius Two’s facility is located in the United States. Amounts owed by Arius Two to Arius pursuant to this Section 13.05(c) for the Product or Demonstration Samples sold to Arius Two shall be paid by Arius Two within 10 days after receipt by Arius Two of an appropriately detailed invoice from Arius for the amount so owing to it by Arius Two under this Section 13.05(c).

(d) Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 2.05, 3.03, 3.04, 9.10, 9.11 and Articles IV, VIII, X, XI, XII and XIV and this Article XIII shall survive expiration or termination of this Agreement.

(e) Subject to the provisions of Section 13.05, within 30 days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

Section 13.06 Conditions to Exercise of Certain Termination Rights. Prior to the exercise by Arius Two of any right of termination under Section 13.02 or 13.03 of this Agreement, and simultaneously with the delivery by Arius Two to Arius of any notice of breach under this Agreement, Arius Two shall (i) provide CDC with a copy of such notice simultaneously with the provision of such notice to Arius in accordance and (ii) provide CDC an opportunity to cure such breach within ninety (90) days of such notice if not cured by Arius. Any cure of any such breach by CDC or Arius shall be deemed a cure of such breach by Arius

ARTICLE XIV

MISCELLANEOUS

Section 14.01 No-Solicitation. During the Term, neither Party nor its Affiliates (collectively, the “Initiating Group“) shall, directly or through its representatives, solicit for employment or hire any officer, director or employee of the other Party or its subsidiaries or controlled Affiliates (collectively, the “Other Group“) with whom the Initiating Group has

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement, without the prior written consent of the Other Group. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. “Solicitation” shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

Section 14.02 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to another Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

Section 14.03 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the control of the affected Party, including, but not limited to, fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the reasonable control of the Party (which shall include, but not be limited to, the imposition or requirement of, or request for, additional studies or the conduct of other preclinical or clinical development work by any governmental authority with respect to Arius’ efforts to obtain Governmental Approval for any Product or proposed Product to the extent that such additional studies or clinical development would not be reasonably foreseeable to a person or entity regularly engaged in seeking Governmental Approval for pharmaceutical products) (collectively a “Force Majeure“); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

Section 14.04 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, excluding its choice of law provisions.

Section 14.05 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 14.06 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 14.07 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, by e-mail or by facsimile machine, receipt confirmed, (b) on the following business day, if delivered by a nationally recognized overnight courier service, with receipt acknowledgement requested, or (c) three business days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to Arius Two:	Arius Two, Inc.
2501 Aerial Center Parkway
Suite 205
Morrisville, North Carolina 27560 USA
Attn: Mark A. Sirgo, President and Chief Executive Officer
Telephone: (919) 510-8542
Facsimile: (919) 789-0643

Copies to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607-7506
Attn: Larry E. Robbins, Esq.
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

If to Arius:	Arius Pharmaceuticals, Inc.
2501 Aerial Center Parkway
Suite 205
Morrisville, North Carolina 27560 USA
Attn: Mark A. Sirgo, President and Chief Executive Officer
Telephone: (919) 510-8542
Facsimile: (919) 789-0643

Copies to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, North Carolina 27607-7506
Attn: Larry E. Robbins, Esq.
Telephone: (919) 781-4000
Facsimile: (919) 781-4865

***CONFIDENTIAL TREATMENT REQUESTED***

Note: The portions hereof for which confidential

treatment are being requested are denoted with “***”.

Section 14.08 Independent Contractors. It is expressly agreed that Arius Two and Arius shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Arius Two nor Arius shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

Section 14.09 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa.

Section 14.10 Publicity. Arius and Arius Two shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, (a) that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq or any other stock exchange, or (b) if it has used reasonable efforts to consult with the other Party prior thereto, (such consent shall be deemed to have been given if the recipient of the press release or public statement fails to respond to the other Party within 48 hours after the recipient’s receipt of such press release or public statement). No such consent of the other Party shall be required to release information which has previously been made public.

Section 14.11 Entire Agreement; Amendment. This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

Section 14.12 Inspection Rights. Upon five days prior written notice from either Party (the “Requesting Party“), the Party receiving such notice (the “Audited Party“) shall permit an independent certified public accountant selected by the Requesting Party and reasonably acceptable to the Audited Party to audit and/or inspect only those books and records (including but not limited to financial records) as may be necessary pursuant to the terms of the applicable Section of this Agreement granting the applicable inspection rights to the Requesting Party pursuant to this Section 14.12. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. Subject to the terms of this paragraph, such inspection shall be conducted (a) at the sole cost of the Requesting Party, (b) during the Audited Party’s normal business hours and (c) no more than twice in any 12 month period. If the

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applicable audit involves the calculation of payments to be made by one Party to the other Party and such accounting firm concludes that such calculations erroneously resulted in an overpayment or underpayment by one Party to the other Party (a “Calculation Error“), within 30 days of the date of delivery of such accounting firm’s report concluding that a Calculation Error occurred, the amount overpaid shall be repaid or the amount underpaid shall be augmented as necessary to correct the underpayment or overpayment caused by such Calculation Error, and if such Calculation Error resulted in an overpayment to or an underpayment from the Party responsible for such error, such Party shall pay interest on such amount at the Prime Rate of Interest. Section 14.12(a) notwithstanding, if the Audited Party was responsible for the Calculation Error and such Calculation Error was greater than 5%, the Audited Party shall be solely responsible for the costs associated with the audit.

Section 14.13 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

Section 14.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted via facsimile and such signatures shall be deemed to be originals.

Section 14.15 Third Party Beneficiary. CDC shall be a third party beneficiary of the provisions of this Agreement that relate specifically to CDC or rights available to CDC.

[Signature page to follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the Effective Date.

ARIUS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Mark A. Sirgo

Name:	Mark A. Sirgo
Title:	President

ARIUS TWO, INC., a Delaware corporation

By:	/s/ Mark A. Sirgo

Name:	Mark A. Sirgo
Title:	President and CEO

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EXHIBIT A

BEMA PATENT RIGHTS

Filing Date	App. No.	Country	Title	Priority	Status/Action
16 Oct 1997	US97/18605	PCT	Pharmaceutical Carrier Device Suitable for Delivery of Pharmaceutical Compounds to Mucosal Surfaces	PCT of ‘519	Entered national phase

29 Apr 1999	US99/09378	PCT	Pharmaceutical Carrier Device Suitable for Delivery of Pharmaceutical Compounds to Mucosal Surfaces	PCT of ‘703	Entered national phase

16 Aug 2004	US2004/026531	PCT	Adhesive Bioerodible Transmucosal Drug Delivery System	PCT of 10,706,603	Entered national phase

—	—	EP	Same	Nat. Stage of PCT 18605	Issued. EP 0 973 497 B1[1] Expires on 16 Oct 2017

—	—	EP	Same	Nat. Stage of PCT09378	Issued. EP 1 079 813 B1[2] Expires: 16 Oct 2017

—	—	EP	Same	Nat. Stage of PCT026531	Pending

[1]	For PCT application US97/18605: it has issued in the following European countries with the expiration date of 16 Oct 2017: Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Greece, Ireland, Italy, Netherlands, and Sweden.
[2]	For PCT application US99/0378: it has issued in the following European countries with the expiration date of 16 Oct 2017: Austria, Belgium, Switzerland/Liechtenstein, Cyprus, Germany, Denmark, Spain, Finland, France, United Kingdom, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal and Sweden. Patents are pending in Cyprus and Monaco.

A-1

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treatment are being requested are denoted with “***”.

EXHIBIT B

MARKS

BEMA

BEMA FENTANYL